EXHIBIT 21 Subsidiaries


                              SoftNet Systems, Inc.
                     List of Subsidiaries of the Registrant
                               September 30, 1999


The following companies are wholly-owned operating subsidiaries of the Company:

                    Subsidiary                         State of Incorporation
                    --------------------------------   ----------------------
                    ISP Channel Inc.                          Delaware
                    Intelligent Communications, Inc.          Delaware
                    SoftNet Ventures, Inc.                    Delaware
                    Intellicom ISP (1)                        Delaware


       (1) A wholly-owned subsidiary of Intelligent Communications, Inc.